Contact Gold Corp.
An exploration stage company

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
As at and for the three months ended March 31, 2020

(Expressed in Canadian dollars)

Contact Gold Corp.
Condensed Interim Consolidated Balance Sheets
Unaudited
(Expressed in Canadian dollars)

As at

	Note	March 31, 2020	December 31, 2019
		$	$
Assets
Current assets
Cash and cash equivalents		340,059	844,169
Prepaids and deposits	3	202,397	301,879
Receivables		15,082	92,695
Deferred share issue costs	7 (b)	6,150	-
Total current assets		563,688	1,238,743

Non-current assets
Marketable securities	4 (d)	52,500	56,250
Fixed assets		14,388	16,212
Exploration properties	4	41,905,625	38,364,013
Total non-current assets		41,972,513	38,436,475

Total assets		42,536,201	39,675,218

Liabilities and shareholders' equity

Current liabilities
Payables and accrued liabilities	5	589,381	468,058
Other current liabilities	4 (d)	38,072	33,376
Total current liabilities		627,453	501,434

Non-current liabilities
Redeemable preferred stock	6	14,958,598	13,246,524
Other non-current liabilities	4 (d)	58,885	51,622
Deferred tax liability		2,095,282	1,918,202
Total non-current liabilities		17,112,765	15,216,348

Total liabilities		17,740,218	15,717,782

Shareholders' equity
Share capital	7	44,562,187	44,562,187
Contributed surplus	7	3,186,400	3,012,870
Accumulated other comprehensive gain (loss)		1,968,844	(1,398,180)
Accumulated deficit		(24,921,448)	(22,219,441)
Total shareholders' equity		24,795,983	23,957,436

Total liabilities and shareholders' equity		42,536,201	39,675,218
Nature of operations and going concern	1, 2 (a)
Subsequent events	12

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Approved by the Board of Directors:

"Riyaz Lalani", Director	"John Dorward", Director

Contact Gold Corp.
Condensed Interim Consolidated Statements of Loss and Comprehensive Loss (gain)
Unaudited
(Expressed in Canadian dollars, except share amounts)

		For the three months	For the three months	For the three months
		ended March 31,	ended March 31,	ended March 31,
	Note	2020	2019	2018

Operating expenses:
Exploration and evaluation expenditures	4	340,192	598,341	614,479
Accretion of redeemable preferred stock obligation	6	622,005	509,113	429,183
Wages and salaries		314,626	539,498	192,167
Stock-based compensation	7 (d)	109,505	249,789	285,805
Professional, legal & advisory fees		114,683	57,863	38,851
Investor relations, promotion and advertising		46,006	31,090	93,947
Administrative, office, and general		65,929	115,066	117,131
Loss (gain) on embedded derivatives	6	(106,270)	(106,223)	(564,605)
Loss on change in fair value of private placement rights	7 (b)	-	3,815	-
Accretion of Cobb Creek obligation	4 (d)	3,899	4,700	5,182
Interest and other income		(579)	(5,075)	(4,081)
Foreign exchange loss (gain)		1,192,011	(220,682)	40,537

Loss before income taxes		2,702,007	1,777,295	1,248,596

Tax		-	-	-
Loss for the period		2 ,702,007	1,777,295	1,248,596

Other comprehensive loss (gain)
Net fair value loss on financial assets	4 (d)	3,750	-	-
Exchange difference on translation of foreign operations		(3,370,774)	817,979	(1,089,809)

Comprehensive loss (gain) for the period		(665,017)	2,595,274	158,787

Loss per Contact Share	7 (e)
Basic and diluted loss per share		$0.04	$0.04	$0.03
Weighted average number of Contact Shares (basic and d		84,471,973	52,453,308	50,446,986

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Contact Gold Corp.
Condensed Interim Consolidated Statements of Shareholders' Equity
Unaudited
(Expressed in Canadian dollars, except share amounts)

				Accumulated other	Accumulated		Total shareholders'
	Shares	Amount	Contributed surplus	comprehensive income
				(loss)	deficit		equity (deficit)
	(Notes 4, 7)		(Notes 7(d))
	#	$	$	$	$		$
Balance as at December 31, 2017	50,346,986	38,478,543	650,284	(2,790,375)	(990,223)		35,348,229
Shares issued pursuant to acquisition of East Bailey	250,000	112,500	-	-	-		112,500
Stock-based compensation	-	-	318,948	-	-		318,948
Cumulative translation adjustment	-	-	-	1,089,809	-		1,089,809
Loss for the period	-	-	-	-	(1,248,596)		(1,248,596)
Balance as at March 31, 2018	50,596,986	35,591,043	969,232	(1,700,566)			35,620,890

Balance as at December 31, 2018	50,596,986	38,625,765	1,995,449	499,651	(12,845,315	)9	28,275,550
Shares issued pursuant to private placement	9,827,589	2,479,769	-	-	-		2,479,769
Stock-based compensation	-	-	2	-	-,		289,969
Share issue costs	-	(40,219)	-	-	-		(40,219)
Cumulative translation adjustment	-	-	-	(817,979)	-		(817,979)
Loss for the period	-	-	-	-	(1,777,295)
Balance as at March 31, 2019	60,424,575	41,065,315	2,285,418	(318,328)	(14,622,610)		28,409,795

Balance as at December 31, 2019	84,471,973	44,562,187	3,012,870	(1,398,180)	(22,219,441)		23,957,436
Stock-based compensation	-	-	1	-	-		173,530
Cumulative translation adjustment	-	-	-	3,367,024	-		3,367,024
Loss for the period	-	-	-	-	(2,702,007)		(2,702,007)
Balance as at March 31, 2020	84,471,973	42,562,187	3,186,400	1,968,844	(24,921,448)		24,795,983

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Contact Gold Corp.
Condensed Interim Consolidated Statement of Cash Flows
Unaudited
(Expressed in Canadian dollars)

		For the three months	For the three months	For the three months
	Note	ended March 31,	ended March 31,	ended March 31,
		2020	2019	2018
		$	$	$
Cash flows from operating activities
Loss for the period		(2,702,007)	(1,777,295)	(1,248,596)
Adjusted for:
Movements in working capital:
Receivables		77,613	12,894	(25,117)
Prepaids		99,482	180,107	174,606
Payables and accrued liabilities		121,323	(38,813)	(159,934)
Gains relating to change in fair value of embedded derivatives	6	(106,270)	(220,682)	(564,605)
Change in fair value of Private Placement Rights	7 (b)	-	3,815	-
Accretion of Contact Preferred Shares	6	622,005	509,113	429,183
Foreign exchange relating to Contact Preferred Shares	6	1,196,339	(222,425)	183,685
Stock-based compensation	7 (d)	173,530	289,969	318,948
Accretion of Cobb Creek obligation	4 (d)	3,899	4,700	5,182
Amortization	4	1,824	3,737	-
Foreign exchange impact on Cobb Creek obligation		11,959	2,473	-
Foreign exchange impact on translation of cash balances during the year		(4,328)	116,202	-
Interest income on cash and cash equivalent		100	200	4,081
Net cash used in operating activities		(504,531)	(1,136,005)	(882,567)

Cash flows from investing activities
Transaction costs relating to acquisition of exploration properties		-	-	(35,830)
Net cash used in investing activities		-		(35,830)

Cash flows from financing activities
Issuance of promissory note		-
Cash received from Private Placement, net	7 (b)	-	2,828,236	-
Share issue costs, paid on Private Placement	7 (b)	-	(85)	-
Change in working capital attributable to share issue costs	7 (b)	-	(24,373)	-
Net cash due to financing activities		-	2,803,778	-

Effect of foreign exchange on cash		421	3,329	13,550
Net increase (decrease) in cash		(504,110)	1,671,102	(904,847)
Cash at beginning of period		844,169	545,164	6,176,258
Cash end of the period		340,059	2,216,266	5,271,411

Supplemental cash flow information (Note 10)

The accompanying notes form an integral part of these condensed interim consolidated financial statements

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

1. NATURE OF OPERATIONS

Nature of Business

Contact Gold Corp. (the "Company", or "Contact Gold"), was incorporated under the Business Corporations Act (Yukon) on May 26, 2000 and was continued under the Business Corporations Act (British Columbia) on June 14, 2006.  Contact Gold was further continued under the laws of the State of Nevada on June 7, 2017.

The Company is engaged in the acquisition, exploration and development of exploration properties in Nevada. The Company is domiciled in Canada and maintains a head office at 1050-400 Burrard St., Vancouver, BC, Canada.

The Company began trading on the TSX Venture Exchange ("TSXV") under the symbol "C" on June 15, 2017.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of consolidation and going concern

These consolidated financial statements (the "Interim Financial Statements") have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") on a historical cost basis, except for financial instruments which have been measured at fair value, and are presented in Canadian dollars ("CAD"), except where otherwise indicated.

On June 7, 2017, the Company completed a series of transactions including, (i) a share consolidation, (ii) a reverse-acquisition ("RTO") transaction with Carlin Opportunities ("Carlin"), and (iii) the acquisition of a 100% interest in Clover Nevada II LLC ("Clover"), an entity holding mineral property interests in the State of Nevada (the "Clover Acquisition", and together with the RTO and concurrent transactions, the "Transactions").

Pursuant to Financial Accounting Standards Board (the "FASB") Accounting Standards Codification ("ASC") 805, Business Combinations ("ASC 805"), Carlin has been identified as the accounting acquirer for accounting and financial reporting purposes, with a retroactive adjustment to Carlin's legal capital in order to reflect the capital of Winwell (2,769,486 Contact Shares).  Carlin is presented in the Interim Financial Statements as the parent company.  The Interim Financial Statements include the accounts of Carlin, Contact Gold and Clover.  All significant intercompany transactions are eliminated on consolidation.

Contact Gold recorded a loss of $2.70 million and a comprehensive gain of $0.66 million for the three months ended March 31, 2020.  As at March 31, 2020, Contact Gold has an accumulated deficit of $24.92 million, and working capital deficit of $0.06 million.  The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Contact Gold's continuation as a going concern depends on its ability to successfully raise financing.

Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company, therefore giving rise to a material uncertainty, which may cast substantial doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date that these Interim Financial Statements are issued.

Consequently, management is pursuing various financing alternatives, including the 2020 Private Placement described at Note 12(b), to fund operations and advance its business plan.  To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.  The Company may determine to reduce the level of activity and expenditures, or divest of certain mineral property assets, to preserve working capital and alleviate any going concern risk.

The Interim Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

The Board of Directors of the Company (the "Board") authorized the Interim Financial Statements on May 28, 2020.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

b. Use of estimates and measurement uncertainties

The preparation of financial statements in accordance with U.S. GAAP requires the Company to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at each period end, and the reported amounts of expenses during the related reporting period.

The more significant areas requiring the use of management's estimates and assumptions include: the type and amount of exploration property acquisition and transaction costs eligible for capitalization, the assessment of impairment of mineral properties, the disclosed fair value of the "host" instrument of the non-voting preferred shares of Contact Gold ("Contact Preferred Shares"), the period end revaluation of the Contact Preferred Share embedded derivatives, the fair value of the Private Placement Rights, income taxes, and the valuation of stock-based compensation.

To the extent possible, the Company bases its estimates on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.  Actual results could differ from the amounts estimated in these Interim Financial Statements; uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.  Further information on management's judgments, estimates and assumptions and how they impact the various accounting policies are described in the relevant notes to these financial statements.

c. Cash and cash equivalents

The Company considers cash in banks, deposits in transit, and highly liquid term deposits with original maturities of three months or less to be cash. Because of the short maturity of these instruments, the carrying amounts approximate their fair value. Restricted cash, if any, is excluded from cash and cash equivalents and is included in long-term assets.

d. Foreign exchange

Items included in the Interim Financial Statements are measured using the currency of the primary economic environment in which each company operates (the "functional currency").  Each of Carlin and Contact Gold Corp. raise financing and incur expenditures in CAD, giving rise to a CAD functional currency; Clover incurs expenditures and receives funding from the Company in USD, and accordingly has a USD functional currency.

In preparing the Interim Financial Statements, transactions in currencies other than the Company's functional currency are recorded at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary assets and liabilities are translated into CAD at the exchange rate in effect at the balance sheet date, and non-monetary assets and liabilities are translated into CAD at the exchange rate in effect at the time of acquisition or issue. Pursuant to the relief provided under ASC 830, Foreign Currency Matters, and for those transactions that have occurred uniformly throughout the comparative periods, an average rate is used to translate income transactions.

Exchange differences arising from assets and liabilities held in foreign currencies, are recognized in other comprehensive gain or loss as cumulative translation adjustments.

e. Mineral properties, claims maintenance fees, and development costs

The Company has not yet established the existence of mineralized materials on any of its mineral property interests, as defined by the United States Securities and Exchange Commission (the "SEC") under Industry Guide 7, "Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations" ("Industry Guide 7").  As a result, the Company is in the "Exploration Stage", as defined under Industry Guide 7, and will continue to remain in the Exploration Stage until such time proven or probable reserves have been established.  In accordance with U.S. GAAP, expenditures relating to the acquisition of mineral rights are initially capitalized as incurred.  Claim maintenance fees paid to the United States' Department of Interior's Bureau of Land Management (the "BLM") and similar fees paid to state and municipal agencies, as well as fees paid annually pursuant to private property lease and other similar land use arrangements (together, "Claims Maintenance fees") are accounted for as prepaid assets and amortized over the course of the period through which they provide access and title.  Mineral property exploration expenditures and pre-extraction expenditures are expensed as incurred until such time as the Company exits the Exploration Stage by establishing proven or probable reserves. To date, no amounts have been capitalized in respect of development activities.

Companies in the "Production Stage", as defined under Industry Guide 7, having established proven and probable reserves and exited the Exploration Stage, typically capitalize expenditures relating to ongoing development activities, with corresponding depletion calculated over proven and probable reserves using the units-of-production method and allocated to future reporting periods to inventory and, as that inventory is sold, to cost of goods sold.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

e. Mineral properties, maintenance fees, and development costs (continued)

The Company is in the Exploration Stage which has resulted in the Company reporting larger losses than if it had been in the Production Stage due to the expensing, instead of capitalization, of expenditures relating to the exploration and advancement of Contact Gold's mineral property interests. Additionally, there would be no corresponding amortization allocated to future reporting periods of the Company since those costs would have been expensed previously, resulting in both lower inventory costs and cost of goods sold and results of operations with higher gross profits and lower losses than if the Company had been in the Production Stage. Any capitalized costs, such as expenditures relating to the acquisition of mineral rights, are depleted over the estimated extraction life using the straight-line method.  As a result, the Interim Financial Statements may not be directly comparable to the financial statements of companies in the Production Stage.

The acquisition of title to mineral properties is a complicated and uncertain process. Although management of Contact Gold take steps to verify title to exploration properties in which it holds an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title. Property title may be subject to unregistered prior agreements or transfers and may be affected by undetected defects.  Furthermore, resource exploration is a speculative business and involves a high degree of risk. There is no certainty that the expenditures made by Contact Gold in the exploration of its property interests will result in discoveries of commercial quantities of minerals. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property.  Capital expenditures to bring a property to a commercial production stage are also significant. There is no assurance the Company has, or will have, commercially viable ore bodies. There is no assurance that management of the Company will be able to arrange sufficient financing to bring ore bodies into production.

Upon disposal or abandonment, any consideration received is credited against the carrying amount of the exploration and evaluation assets, with any excess consideration greater than the carrying amount included as a gain in net income or loss for the applicable period.

f. Impairment of long-lived assets

At each reporting date, management assesses the possibility of impairment in the carrying value of long-lived assets, including capitalized acquisition costs, development costs, and prepaid claims maintenance fees, whenever events or circumstances indicate that the carrying amounts of the asset or asset group may not be recoverable.  An impairment is determined to exist if the total projected future cash flows on an undiscounted pre-tax basis are less than the carrying amount of a long-lived asset or asset group.  An impairment loss is measured with reference to the amount by which the carrying amount of the asset exceeds its fair value using market participant assumptions.  Such fair value is determined with reference to ASC 820, Fair Value Measurements and Disclosures, as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Where practical, management calculates the estimated undiscounted future net cash flows relating to the asset or asset group using estimated future prices, proven and probable reserves and other mineral resources, and operating, capital and reclamation costs.  In the case of exploration properties for which it is not possible to determine cash flow information, management considers, among other things, the historical cost of the properties compared to the value realized by peers in recent comparable transactions for similar mineral property assets, an estimate of potential sales proceeds as compared to the carrying value of the property, and other similar factors which may indicate or question the potential economic value of an exploration property.

Resource exploration is a speculative business and involves a high degree of risk. There is no certainty that the expenditures made by Contact Gold in the exploration of its property interests will result in discoveries of commercial quantities of minerals. Exploration for mineral deposits involves risks which even a combination of professional evaluation and management experience may not eliminate. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property.

Management's estimates of mineral prices, mineral resources, foreign exchange rates, production levels, operating capital requirements, and reclamation costs are subject to risk and uncertainties that may affect the determination of the recoverability of the long-lived asset.

Capital expenditures to bring a property to a commercial production stage are also significant. There is no assurance the Company has, or will have, commercially viable ore bodies. There is no assurance that management of the Company will be able to arrange sufficient financing to bring ore bodies into production.

It is possible that material changes could occur that may adversely affect management's estimates.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

g. Financial instruments and fair value accounting

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument.  Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

Financial assets and liabilities are offset, and the net amount reported in the consolidated balance sheets, when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the significance of the inputs used in making the measurement.

The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices (unadjusted) in active markets for identical assets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

At initial recognition, Contact Gold classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired:

Held-for-trading financial assets and liabilities are recorded at fair value as determined by active market prices or valuation models, as appropriate.  Valuation models require the use of assumptions, which may include the expected life of the instrument, the expected volatility, dividend payouts, and interest rates.  In determining these assumptions, management uses readily observable market inputs where available or, where not available, inputs generated by management.  Changes in fair value of held-for-trading financial instruments are recorded in gain or loss for the period.  The Company held no held-for-trading financial assets or liabilities as at March 31, 2020.  The Embedded Derivatives, which are classified as Level 3 financial liabilities at FVTPL, are interconnected and relate to similar risk exposures, and are accordingly are valued together as one embedded derivative. Certain inputs to the calculation of the value of the Embedded Derivatives use Level 2 and Level 3 inputs.

Available-for-sale financial assets are recorded at fair value as determined by active market prices. Unrealized gains and losses on available-for-sale investments are recognized in other comprehensive gain or loss. If a decline in fair value is deemed to be other than temporary, the unrealized loss is recognized in net loss (gain).  Investments in equity instruments that do not have an active quoted market price are measured at cost. As at March 31, 2020, the Company has classified certain of its financial assets in this category.

Loans and receivables are recorded initially at fair value, net of transaction costs incurred, and subsequently at amortized cost using the effective interest rate method.  Loans and receivables of Contact Gold are composed of 'Cash and Cash Equivalents' (Level 1); 'Receivables' (Level 2); and 'Bonding Deposits' (Level 2), and are classified as current or non-current assets according to their nature.  The carrying value of the Company's loans and receivables as at March 31, 2020 approximate their fair value due to their short-term nature.

Other financial liabilities are recorded initially at fair value and subsequently at amortized cost using the effective interest rate method. Subsequently, these other financial liabilities are measured at amortized cost using the effective interest method with interest expense recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses over the corresponding period. The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial liability, or, where appropriate, a shorter period.  Other financial liabilities include payables and accrued liabilities (Level 2), the "host" element of the Contact Preferred Shares (Level 3) (Note 6), and the Cobb Creek obligation (Level 3) (Note 4(d)).  Other financial liabilities are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as non-current liabilities.  No amount of the Contact Preferred Shares is currently due within 12 months, one USD 30,000 payment of the Cobb Creek obligation is due in November 2020 (Note 4(d)).

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

h. Impairment of financial assets

At each reporting date, management assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Company recognizes an impairment loss, as follows:

(i) Available-for-sale financial assets: A significant or prolonged decline in the fair value of the security below its cost is evidence that the assets are impaired. The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in the consolidated statements of loss and comprehensive loss (gain). This amount represents the cumulative loss in accumulated other comprehensive loss that is reclassified to net loss.

(ii) Financial assets carried at amortized cost: The loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument's original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

i. Reclamation and remediation costs

Contact Gold records provisions for reclamation and remediation based on the best estimate of costs for site closure and reclamation activities that the Company is required to undertake, and the liability is recognized at fair value at the time such environmental disturbance occurs.  The liability is accreted over time through periodic charges to the consolidated statements of loss and comprehensive loss (gain).  In addition, the asset retirement cost is capitalized as part of the mineral property's carrying value and, upon commercial production, will be amortized over the life of the related mineral property.  The capitalized amount is depreciated on the same basis as the related asset.  Reclamation costs are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation costs. Significant judgments and estimates are involved in forming expectations of the amounts and timing of future closure and reclamation costs. Changes in reclamation estimates are reflected in earnings (loss) in the period an estimate is revised.  Estimated reclamation obligations are based on when spending for an existing disturbance is expected to occur.  The Company reviews, on an annual basis, unless otherwise deemed necessary, the reclamation obligation at each of its exploration properties in accordance with ASC guidance for asset retirement obligations.

Reflecting the level of disturbance as at March 31, 2020, and an estimate as to the timing of any potential reclamation activities, the Company has not accrued any provision for reclamation in the Interim Financial Statements.

The Company has established a surety bonding arrangement with a third-party (the "Surety") to satisfy USD 150,000 in bonding requirements required by the BLM for potential disturbance at the Company's exploration property interests. A finance fee, recognized within Interest and Other Income, is charged monthly on the full balance of the Surety amount.

j. Income taxes

The liability method of accounting for income taxes is used and is based on differences between the accounting and tax bases of assets and liabilities. Deferred tax assets ("DTA") and liabilities ("DTL") are recognized for temporary differences between the tax and accounting basis of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes using enacted income tax rates expected to be in effect for the period in which the differences are expected to reverse.  The amount of a DTA is evaluated and, if realization is not considered more likely than not, a valuation allowance is provided.

k. Uncertainty in income tax positions

The Company recognizes tax benefits from uncertain tax positions only if it is at least more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Any tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement with the taxing authorities. Related interest and penalties, if any, are recorded as tax expense in the tax provision.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

l. Stock-based compensation

The Company grants stock-based awards as an element of compensation.  Stock-based awards granted by the Company under the "Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan") can include stock options to purchase a Contact Share ("Options"), restricted shares ("Restricted Shares"), deferred share units ("DSUs"), or restricted share units ("RSUs"; and together with DSUs, "Units").  Compensation expense for Options granted to employees and directors is determined based on estimated fair values of the Options at the time of grant using the Black-Scholes option pricing model, which takes into account, as of the grant date, the fair market value of the shares, expected volatility, expected hold period before exercise, expected dividend yield and the risk-free interest rate over the expected life of the Option. The determination of compensation expense also accounts for forfeitures related to service conditions by estimating the number of awards expected to be forfeited and adjusting the estimate when subsequent information indicates that the estimate is likely to change.

The compensation expense is recognized using the graded attribution method over the vesting period of the respective Options.  The expense relating to the fair value of Options is included as such on the consolidated statements of loss and comprehensive loss (gain), or included within exploration and evaluation expenditures; and is credited to contributed surplus.  Compensation expense for Units and/or Restricted Shares granted to employees or directors is determined based on estimated fair values of the Units or Restricted Shares at the time of grant using quoted market prices or at the time the Units qualify for equity classification under ASC 718, Compensation-Stock Compensation ("ASC 718").  The cost is recognized using the graded attribution method over the vesting period of the respective Units. The expense relating to the fair value of the Units or Restricted Shares is included in expenses and is credited to other liabilities or contributed surplus based on the instrument's classification.  Withholding tax on stock-based compensation is classified as a financing activity on the consolidated statement of cash flows.  Options and Units are settled in common shares of the Company ("Contact Shares") issued from treasury.

The assumptions used in these calculations are inherently uncertain. The resulting value calculated is not necessarily the value that the holder of the equity compensation could receive in an arm's length transaction, given that there is no market for the Options, and they are not transferable. Changes in these assumptions could materially affect the related fair value estimates.

m. Comprehensive Loss

In addition to the loss for a given period, comprehensive loss (gain) includes all changes in equity during a period, such as cumulative unrecognized changes in fair value of marketable equity securities classified as available-for-sale or other investments, and the translation of foreign subsidiaries to the Company's Canadian dollar presentation currency.

n. Income and loss per share

Income and loss per Contact Share is calculated by deducting both the dividends declared in the period (whether or not paid) and the dividends accumulated for the period on the Contact Preferred Shares (whether or not earned) from the income or loss for the period, and dividing the result by the weighted average number of Contact Shares outstanding during the period.  The Company follows the treasury stock method in the calculation of diluted income or loss per share. Under the treasury stock method, the weighted average number of Contact Shares outstanding used for the calculation of diluted income or loss per share assumes that the proceeds to be received on the exercise of dilutive Options, share purchase warrants or Contact Preferred Shares are used to repurchase common shares at the average market price during the period.

o. Accounting standards adopted

Changes to the Disclosure Requirements for Fair Value Measurement

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement ("ASU 2018-13").  This update modifies the disclosure requirements for fair value measurements by removing, modifying or adding disclosures. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, and early adoption is permitted. Certain disclosures in the update are applied retrospectively, while others are applied prospectively. There was no consequential impact upon adoption for any period.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

o.    Accounting standards adopted (continued)

Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (ASU "2016-13"). ASU 2016-13 will change how companies account for credit losses for most financial assets and certain other instruments.  For trade receivables, loans and held-to-maturity debt securities, companies will be required to estimate lifetime expected credit losses and recognize an allowance against the related instruments. For available-for-sale debt securities, companies will be required to recognize an allowance for credit losses rather than reducing the carrying value of the asset. For many entities, adoption of this update is expected to result in earlier recognition of losses and impairments.

In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses ("ASU 2016-13").  ASU 2016-13 introduced an expected credit loss methodology for the impairment of financial assets measured at the amortized cost basis.  That methodology replaces the probable, incurred loss model for those assets.  ASU 2018-19 is the final version of Proposed Accounting Standards Update 2018-270, which has been deleted. Additionally, the amendments clarify that receivables arising from operating leases are not within the scope of Subtopic 326-20.  Instead, impairment of receivables arising from operating leases should be accounted for in accordance with ASC 842.

These updates are effective for fiscal years beginning after December 15, 2019, and the Company notes no consequential impact upon adoption.

p. Accounting policies not yet adopted

Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued "ASU 2019-12", "Income Taxes - Simplifying the Accounting for Income Taxes" ("Topic 740") which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 will be effective for interim and annual periods beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact the adoption of ASU 2019-12 will have on its consolidated financial statements.

3. PREPAIDS AND DEPOSITS

Prepaid expenses include $177,181 (December 31, 2019: $256,936) in Claims Maintenance fees.  Such fees to the BLM, cover the twelve-month period ranging from September 1 to August 31 of the subsequent year.  Fees paid to the respective Nevada counties cover the twelve-month period from November 1 to October 31 of the subsequent year. Fees paid pursuant to private property lease and other similar land use arrangements cover the 12-month period of their respective anniversaries.

4. EXPLORATION PROPERTIES

Pursuant to the Clover Acquisition, on June 7, 2017, the Company completed the acquisition of 100% of the membership interests of Clover, a Nevada limited liability company of which Waterton Nevada Splitter, LLC ("Waterton Nevada") was the sole member.  Clover is the legal entity that holds the mineral property rights and interests that comprise the Company's portfolio of gold properties located on Nevada's Carlin, Independence and Northern Nevada Rift gold trends (the "Contact Properties").

The total of consideration paid and related acquisition costs incurred to acquire Clover in June 2017 was allocated to the value of the Contact Properties and prepaid Claims Maintenance fees (Note 3) acquired, based on relative fair values as at the date of the Transactions.  The Clover Acquisition was accounted for as an acquisition of an asset.

Consideration paid comprised Contact Shares, Contact Preferred Shares (Note 6) and a total of $7,000,000 in cash ($200,000 of which had been paid in 2016).  Upon closing of the Transactions, the Company recognized deferred tax liabilities of $2,149,915 arising from the application of Nevada net proceeds tax (the "NNPT", calculated at a rate of 5%) on the values of the Contact Properties.  The DTL amount is subject to change reflective of the carrying value of the properties from period to period and the impact thereon of changes to the rates of foreign exchange.

The Company has subsequently acquired additional mineral property claims contiguous to the original tenure ("Additions"), and either vended ("Disposals") or determined to abandon or impair certain properties.

With the exception of the Cobb Creek property (nil%), the Contact Properties each carry a net smelter returns ("NSR") royalty of between 2% and 4%, in favour of Waterton Nevada, some of which include buy-down options.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

4. EXPLORATION PROPERTIES (continued)

	Pony Creek	South Carlin Projects	Green Springs	Cobb Creek	Portfolio properties	Total
	(a)	(b)	(c)	(d)	(e)
	$	$	$	$	$	$
January 1, 2019	29,425,698	4,439,555	-	312,474	7,169,591	41,347,318
Additions	-	-	466,857	-	-	466,857
Recovery from earn-in	-	-	-	(88,163)	-	(88,163)
Disposals & Abandonments	-	-	-	-	(1,381,434)	(1,381,434)
Foreign Exchange	(1,410,674)	(212,830)	(5,200)	(18,599)	(333,262)	(1,980,565)
December 31, 2019	28,015,024	4,226,725	461,657	205,712	5,454,895	38,364,013
Foreign Exchange	2,586,235	390,192	42,618	18,990	503,577	3,541,612
March 31, 2020	30,601,259	4,616,917	504,275	224,702	5,958,472	41,905,625

a) Pony Creek

The Pony Creek project is located within the Pinion Range, in western Elko County, Nevada.  There is a 3% NSR royalty payable to an affiliate of Waterton Nevada on those claims that comprise Pony Creek acquired from Waterton Nevada.  The Company determined to allow a 1% buy-down option of this NSR to lapse on February 7, 2020, when such option expired.  There is a 2% NSR royalty over certain claims that comprise the East Bailey claim block; there is also a 3% NSR over certain claims that comprise the "Lumps and Umps" claims, up to 2% of which can be bought back for USD 1,000,000 per 1% prior to September 2030.

b) South Carlin Projects: Dixie Flats & North Star

The North Star property is located approximately eight kilometres north of the northern-most point of Pony Creek, in western Elko County, Nevada. There is a 3% NSR on the North Star property.

The Dixie Flats property sits immediately to the north of the North Star property.  There is a 2% NSR on the Dixie Flats property payable to an affiliate of Waterton Nevada. The Company determined to allow a 1% buy-down option of this NSR to lapse on February 7, 2020, when such option expired.

c) Green Springs

On July 23, 2019, Contact Gold and Clover entered into a purchase option agreement (the "Green Springs Option") with subsidiaries of Ely Gold Royalties Inc. ("Ely Gold"), whereby Clover shall have an option to purchase a 100% interest in the past-producing Green Springs gold property ("Green Springs").  Green Springs is located at the southern end of Nevada's Carlin Trend, 60 km southwest of Ely, Nevada.

Contact Gold issued 2,000,000 Contact Shares (valued at $400,000) and paid USD 25,000 ($32,855) in cash to Ely Gold to secure Green Springs. The Company also paid Ely Gold an additional USD 6,125 ($8,049) as reimbursement for Claims Maintenance fees relating to the current period. The Company incurred $11,003 in direct expenditures to secure the Green Springs Option. A DTL for the NNPT, and a foreign exchange adjustment were also recognized pursuant to the acquisition.  Total additional consideration to satisfy the Green Springs Option, and complete the acquisition of Green Springs, is as follows:

  USD 50,000 first anniversary
  USD 50,000 second anniversary
  USD 50,000 third anniversary
  USD 100,000 fourth anniversary

Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold's election, subject to regulatory and contractual minimum values of the Common Shares. Payment of all amounts can be accelerated and completed at any time. Certain claims within Green Springs are the subject of lease agreements with third-parties, one of which requires an annual USD 25,000 payment, whilst the other requires an annual payment in cash equal to the value of 20 ounces of gold. Existing royalties on certain mineral property claims that comprise Green Springs range from 3% to 4.5%, based on historical underlying agreements.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

4. EXPLORATION PROPERTIES (continued)

d) Cobb Creek

Upon closing of the Clover Acquisition, the Company acquired a 49% interest in the Cobb Creek property located in Elko County, Nevada.  The Company subsequently acquired the remaining 51% interest, and related historic data, in exchange for six annual payments of USD 30,000, the first of which was paid on closing of the agreement ($38,379). The discounted value of the annual payments at the time of the transaction was $114,329 (the "Cobb Creek obligation"). The total value of the Cobb Creek obligation was recognized as a financial liability at amortized cost, determined with an interest rate of 18.99%, in line with the effective interest rate determined for the Contact Preferred Shares (Note 6). The third annual payment of USD 30,000 ($38,964) was made in November 2019.

The remaining Cobb Creek obligation is recorded to the consolidated balance sheets as a current ($38,072) and non-current amount ($58,885) as at March 31, 2020 ($33,376 and $51,622, respectively as at December 31, 2019).  Accretion expense of $3,899, and a foreign exchange loss of $11,959 have been recorded within other comprehensive loss (gain) for the three months ended March 31, 2020 ($4,700 and $2,473, respectively, for the three months ended March, 31, 2019, and $5,182 and $8,549 for the three months ended March 31, 2018).

By an agreement dated September 27, 2019, as amended (the "Cobb Creek Option"), Clover agreed to farm-out 100% of its interest in the Cobb Creek exploration property ("Cobb Creek") to Fremont Gold Ltd. and its U.S. subsidiary (together, "Fremont").  Pursuant to the Cobb Creek Option, and for so long as it remains in good standing, the Company has assigned its agreement with the Cobb Counterparty, and all associated obligations to Fremont. Upon completion of the farm-out, Fremont will award to Clover a 2.0% NSR on Cobb Creek.

Initial consideration included (i) 750,000 common shares of Fremont ("Fremont Shares") (consideration value: $41,250), a Level 1-type financial asset, (ii) reimbursement of USD 6,000 ($7,949) for a portion of the prior year payment to the Cobb Counterparty, and (iii) reimbursement for the November 2019 payment to the Cobb Counterparty of USD 30,000 ($38,964). An amount of USD 29,569 ($38,407) was also reimbursable from Fremont for certain claims-related holding costs, the amount of which has been applied against prepaid Claims Maintenance fees (Note 3).

In order to keep the Cobb Creek Option in good standing, and to complete the acquisition of Cobb Creek, Fremont must keep all claims in good standing, make the annual payments to the Cobb Counterparty, and remit the following consideration to the Company:

  Anniversary 1 (Year 2) USD 30,000; and 750,000 Fremont Shares.
  Anniversary 2 (Year 3) USD 20,000
  Anniversary 3 (Year 4) USD 20,000
  Anniversary 4 (Year 5) USD 25,000
  Anniversary 5 (Year 6) USD 35,000
  Anniversary 6 (Year 7) USD 45,000
  Anniversary 7 (Year 8) USD 55,000
  Anniversary 8 (Year 9) USD 65,000
  Anniversary 9 (Year 10) USD 75,000

The value of the Fremont Shares received, and the amount receivable relating to the reimbursement of the payment to the Cobb Counterparty have been applied against the carrying value of Cobb Creek.

e) Portfolio properties

Balances presented as Portfolio properties include the remaining Contact Properties.  Those specific properties for which there was a change are summarized below:

Dry Hills and Rock Horse

During the year ended December 31, 2019, the Company determined to abandon those mineral property claims that comprise the Dry Hills, and Rock Horse properties; accordingly, the carrying value of these properties was written down by $1,381,434 to $nil, with a tax recovery of $69,072 recognized to the statement of loss and comprehensive loss (gain).

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

4. EXPLORATION PROPERTIES (continued)

Exploration and evaluation expenditures incurred by Contact Gold, including ongoing amortization of prepaid Claims Maintenance fees (Note 3), have been expensed in the consolidated statements of loss and comprehensive loss (gain).  Details of exploration and evaluation activities, and related expenditures incurred are as follows:

	Three months ended March 31, 2020	Three months ended March 31, 2019	Three months ended March 31, 2018
Amortization of Claims Maintenance fees	$141,587	$145,778	$167,831
Wages and salaries, including stock-based compensation	135,558	299,063	121,961
Geological contractors/consultants & related crew care costs	44,985	103,032	199,102
Drilling, assaying & geochemistry	5,063	25,207	85,925
Permitting and environmental monitoring	12,999	16,764	39,660
Property evaluation and data review	-	8,497	-
Expenditures for the period	$340,192	$598,341	$614,479
Cumulative balance	$12,088,948	$9,308,415	$4,877,174

Wages and salaries through March 31, 2020, include stock-based compensation of $24,024 (Three months ended March 31, 2019: $40,180; and three months ended March 31, 2018: $33,143) (Note 7(d)). An amount of $3,148 (Three months ended March 31, 2019: $3,737 and three months ended March 31, 2018: $nil) in amortization expense arising from the use of fixed assets at Pony Creek has been included in the amount reported as geological contractors/consultants & related crew care costs.

Details of exploration and evaluation expenditures incurred and expensed by Contact Gold on specific Contact Properties are as follows:

	Three months ended March 31, 2020	Three months ended March 31, 2019	Three months ended March 31, 2018
Pony Creek	$164,762	$495,063	$482,792
South Carlin Projects	14,658	23,697	26,983
Green Springs	151,110	-	-
Cobb Creek	140	9,895	24,077
Portfolio properties	9,522	61,199	80,627
Property evaluation and data review	-	8,497	-
Expenditures for the period	$340,192	$598,341	$614,479
Cumulative balance	$12,088,948	$9,308,415	$4,877,174

5. PAYABLES AND ACCRUED LIABILITIES

	As at	As at
	March 31, 2020	December 31, 2019
Payables	$389,058	$185,416
Accrued liabilities	200,323	282,642
	$589,381	$468,058

Payables and accrued liabilities are non-interest bearing.  The Company's normal practice is to settle payables within 30-days, or as credit arrangements will allow.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

6. REDEEMABLE PREFERRED STOCK

On June 7, 2017, as partial consideration for the Clover Acquisition, the Company issued 11,111,111 Contact Preferred Shares with an aggregate face value denominated in USD of 11,100,000 (the "Face Value") ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of USD 0.74), maturing five years from the date of issuance (the "Maturity Date"), and carrying a cumulative cash dividend accruing at 7.5% per annum (the "Dividend"), to Waterton Nevada (the Face Value, and the sum of the accrued Dividend amount together being the "Redemption Amount").  The accrued Dividend amount is payable on the earlier of conversion and the Maturity Date, and has priority over any other dividends declared on other classes of the Company's stock.

As a contract to buy non-financial assets (the Contact Properties) that is ultimately settled in either cash or Contact Shares, the Contact Preferred Shares are considered to be comprised of (i) a "host" instrument, and (ii) the value of certain rights, privileges, restrictions and conditions attached to the Contact Preferred Shares (the "Pref Share Rights") each, respectively determined to be an embedded derivative (together, the "Embedded Derivatives").  As a reflection of the potential modification and variability of the cash flows arising from the "host" instrument and the Embedded Derivatives, each are measured separately from each other.

Industry standard methodology was used to determine the fair value of the host and the Embedded Derivatives, utilizing a set of coupled partial differential Black-Scholes equations solved numerically using finite-difference methods.  Upon issuance, the fair value of the Contact Preferred Shares was determined to be $14,987,020 (approximately equal to the Face Value), including $6,846,649 in value attributable to the Embedded Derivatives.

Preferred Shares (host)

The host instrument was initially recorded at fair value of USD 6,033,480 ($8,140,371) and for disclosure purposes is revalued each period-end using the same approach as described to revalue the Embedded Derivatives.  In determining the fair value of the host on the date of issue, it was necessary for the Company to make certain assumptions to derive the effective interest rate used in calculating the Company's credit spread.  The estimated fair value of the host instrument at March 31, 2020 is USD 10,318,722 ($14,639,171).  The fair value will differ from the amount recognized in the Interim Financial Statements which is accounted for using the amortized cost basis.

The carrying value, including the aggregate Dividend amount for the term to the Maturity Date, has been recognized as a financial liability at amortized cost.  Recognition of the host at amortized cost is in view of the i) Dividend being at a fixed rate, and ii) mandatory redemption feature of the instrument, both of which are payable in cash on the Maturity Date.  Mandatorily redeemable instruments are classified as liabilities pursuant to ASC 480, Distinguishing Liabilities From Equity, therefore any dividends or accretion on instruments that have a legal form of equity should generally be presented as interest expense.  At March 31, 2020, the cumulative amount of the accrued Dividend reflected in the accretion expense is $3,323,169 (December 31, 2019: $2,775,705).

Using the effective interest rate method, at a rate of 18.99%, the Contact Preferred Shares are carried at amortized cost each period end, with an accretion expense recorded to the consolidated statements of loss and comprehensive loss (gain).

A summary of changes to the value of the Contact Preferred Shares host instrument, including the impact from change to the foreign exchange rate for each of the periods ended March 31, 2018, 2019 and 2020 is set out below:

January 1, 2018	$8,419,705
Accretion	429,183
Foreign exchange	183,685
March 31, 2018	$9,032,573

January 1, 2019	$11,003,919
Accretion	509,113
Foreign exchange	(222,425)
March 31, 2019	$11,290,607

January 1, 2020	$12,612,107
Accretion	622,005
Foreign exchange	1,196,339
March 31, 2020	$14,430,451

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

6.    REDEEMABLE PREFERRED STOCK (continued)

Pref Share Embedded Derivatives

The Embedded Derivatives are classified as liabilities, and each are interconnected and relate to similar risk exposures, namely Contact Gold's interest rate risk (as changes in the Company's credit spread change the economic value of the redemption), and the Company's foreign exchange rate risk exposure (as the foreign exchange rate, and the price of the Company's common shares and volatility thereof, impact the effective conversion price and number of Contact Shares issuable on conversion).  Accordingly, the Embedded Derivatives are valued together as one compound instrument.

As at March 31, 2020, the Pref Share Rights for which there is separate accounting from the host contract are as follows:

i. The "Conversion Option": Subject to the limitation that Waterton Nevada (and/or its affiliates) cannot own more than 49% of the issued and outstanding Contact Shares following conversion of the Contact Preferred Shares (the "Conversion Cap"), the Contact Preferred Shares are convertible at the holder's election, into Contact Shares at a conversion price of $1.35 per Contact Preferred Share (the "Conversion Price").  The number of Contact Shares to be issued on conversion is equal to the Redemption Amount at the conversion date, converted to Canadian dollars, and divided by the Conversion Price.  Accordingly, because the Face Value and Dividend amount are denominated in USD, and the Conversion Price is denominated in Canadian dollars, the preferred share conversion ratio is modified by changes in the USD-Canadian dollar exchange rate. This changes the number of Contact Shares that the Company would issue to the preferred shareholder(s) upon conversion.

ii. The "Early Redemption Option" (the "EROption"): Contact Gold has the option to redeem the Contact Preferred Shares at any time before the Maturity Date at the Redemption Amount, in USD.  Upon receipt of notification of redemption, and subject to the Conversion Cap, the holder can choose to exercise their conversion right for all or any portion of the Contact Preferred Shares.

iii. The "Change of Control Redemption Option" (the "COCROption"): If a Change of Control (generally including such events as a merger, amalgamation, reorganization or similar transaction that causes a change in control of Contact Gold, or the sale, lease, transfer or other disposition of all or substantially all of Contact Gold's assets), occurs on or prior to the fourth anniversary of the issuance of the Contact Preferred Shares (the "PShare Anniversary"), the holder of the Contact Preferred Shares has the option to require Contact Gold to redeem all or part of the Contact Preferred Shares for the "COC Redemption Amount", unless such change in control transaction is with Waterton Nevada.

The COCROption is calculated as (a) 120% of the Redemption Amount, if there is a Change of Control on or prior to the second PShare Anniversary; or (b) 115% of the Redemption Amount, if there is a Change of Control after the second PShare Anniversary, but on or prior to, the fourth PShare Anniversary.  With the passing of the second PShare Anniversary, the inclusion of only the 115% of Redemption Amount calculation remains valid at year end.

The total estimated fair value of the Embedded Derivatives at issuance was USD 5,066,520 ($6,846,649).  This amount was recorded as part of the convertible redeemable preferred stock obligation on the consolidated balance sheet. In addition to certain observable inputs, the valuation technique used significant unobservable inputs such that the fair value measurement was classified as Level 3.  Significant inputs into the determination of fair value included (i) the Company's common share price, (ii) historical volatility of 66.9% (48.5% based on an indexed average at inception), (iii) rates from the USDCAD foreign exchange forward curve, and (iv) the USD risk-free rate curve and the CAD risk-free rate curve, at the date of inception, and again at period end.  The Company also concluded on probability weightings for the potential exercise and timing thereof of the (i) COCROption, and (ii) EROption, in the calculation.    The Company's assessments of such probabilities may change from period to period depending upon facts and circumstances, market conditions and other factors.

There is an inverse correlation of the fair value of the Embedded Derivative and the USD-denominated value of the Contact Shares on the TSXV. The impact of changes in estimates of the probability of the exercise of the COCROption and EROption are generally correlated, however, the calculation of such is also impacted by changes to the different risk-free rate curves, further impacting the fair value of the Embedded Derivative.

There is significant complexity to the interplay and impact of these various inputs and the quantum resultant from these relationships which is further influenced by changes to management's assumptions as to the potential exercise and timing thereof of the COCROption and the EROption. Accordingly, there may be significant volatility to the fair value of the Embedded Derivative from period to period.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

6.    REDEEMABLE PREFERRED STOCK (continued)

A summary of changes to the value of the Embedded Derivatives is set out below:

January 1, 2018	$1,047,042
Change in fair value	(564,605)
March 31, 2018	$482,437

January 1, 2019	$585,781
Change in fair value	(106,223)
March 31, 2019	$479,558

January 1, 2020	$634,417
Change in fair value	(106,270)
March 31, 2020	$528,147

The amounts of these changes are reflected as the change in fair value of Embedded Derivatives on the consolidated statements of loss and comprehensive loss (gain).

Other Pref Share Rights

In addition to the Embedded Derivatives, the Pref Share Rights include certain additional rights, privileges, restrictions and conditions ("Other Terms") for which there is no accounting impact.  The Other Terms include a right of first offer, and a right of first refusal relating to proposed sale, lease or disposal of its interests in the originally acquired Contact Properties, as well as a requirement to obtain Waterton Nevada's prior written consent should the Company propose to dispose of all or substantially all of its assets.  Furthermore, in the event of a liquidation, dissolution or winding-up of Contact Gold or other distribution of the Company's assets among its shareholders for the purpose of winding up its affairs or any steps taken by Contact Gold in furtherance of any of the foregoing, the holders of Contact Preferred Shares shall be entitled to receive from the assets of the Contact Gold in priority to any distribution to the holders of Contact Shares or any other class of stock of Contact Gold, the Liquidation Value (as such term is defined in the articles of incorporation of Contact Gold) per Contact Preferred Share held by them respectively, but such holders of Contact Preferred Shares shall not be entitled to participate any further in the property of Contact Gold.

Costs incurred relating to the issuance of the Contact Preferred Shares are included in the total of Acquisition Costs as the Contact Preferred Shares were issued as partial consideration in exchange for the acquisition of Clover.

Based on the rate of foreign exchange at period end, the number of Contact Shares to be issued would be 11,664,381 if all of the outstanding Contact Preferred Shares had been converted into Contact Shares.  Diluted loss per share does not include the effect of such issuance (December 31, 2019: nil), as the Contact Preferred Shares are currently anti-dilutive.

7. SHARE CAPITAL AND CONTRIBUTED SURPLUS

a) Authorized

The Company's authorized share capital consists of:

(i) up to 500,000,000 Contact Shares with a par value of US$0.001, voting and participating; and

(ii) up to 15,000,000 Class A non-voting Contact Preferred Shares (Note 6).

b)  Issued and outstanding common shares

There were no changes in issued common share capital during the three months ended March 31, 2020. The Company closed a private placement financing (the "2020 Private Placement") subsequent to period end (Note 12(b)). A total of $6,150 in deferred share issue costs relating to the 2020 Private Placement are included on the consolidated balance sheet as at March 31, 2020.

Changes in issued common share capital during the three months ended March 31, 2019:

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

(i) 2019 Private Placement: On March 14, 2019, the Company closed a non-brokered private placement of 9,827,589 Contact Shares (the "2019 Private Placement") at a price of $0.29 per Contact Share (the "Initial Placement Price") for proceeds of $2,850,001. Each Contact Share was accompanied by one right (a "Private Placement Right") which, subject to the rules and limitations of the TSXV, was automatically convertible to a certain number of additional Contact Shares without payment of additional consideration, upon the earlier of:

(a) the closing of a public offering registered or qualified under the Unites States' Securities Act of 1933, as amended (the "Securities Act") (a "Qualified Offering");

(b) a Change of Control of Contact Gold; or

(c) one year following the closing date of the 2019 Private Placement ("Time Deadline").

(together, (a), (b), (c), the "Conversion Scenarios").

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

7.  SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

b)  Issued and outstanding common shares (continued)

Changes in issued common share capital during the three months ended March 31, 2019 (continued):

(i) 2019 Private Placement (continued):

In each instance a participant in the 2019 Private Placement would receive that number of additional Contact Shares such that the average price per Contact Share issued in aggregate, was effectively discounted from the Initial Placement Price (the "Placement Price"), determined as follows:

(i) if the offering price of common stock sold in a Qualified Offering was greater than the Initial Placement Price, the number of additional Contact Shares would be that which provides a 5% discount to that Initial Placement Price; or

(ii) if the offering price of Contact Shares sold in a Qualified Offering was equal to or less than the Initial Placement Price, the number of additional Contact Shares would be that which provides a 10% discount to that Qualified Offering Price; or

(iii) in the event of a Change of Control, the number of additional Contact Shares would be that which provides a 5% discount to that Initial Placement Price; or

(iv) in the event of conversion at the Time Deadline, the number of additional Contact Shares would be that which provides the maximum allowable discount prescribed pursuant to the rules of the TSXV.

The Company accounted for the Private Placement Rights as a derivative instrument classified as a Level 3-type current financial liability carried at fair value through profit or loss, and furthermore, because the Private Placement Rights were not separable legally or practically from each other, they were treated as one instrument.

The initial recognition of the Private Placement Rights considered the total consideration received by the Company in the 2019 Private Placement. The Company used the residual method to allocate the value of proceeds received between the Private Placement Rights and the Contact Shares.  The Private Placement Rights were measured and recognized at their initial fair value, less directly attributable transaction costs, and the residual was allocated to those Contact Shares issued on initial closing

The total estimated fair value of the Private Placement Rights at issuance was $370,232, and the initial value of the Contact Shares recognized on the consolidated statement of equity was, accordingly $2,479,769. In determining the fair value of the Private Placement Rights, it was necessary for the Company to make certain judgments relating to the probability and timing of the occurrence of each of the Conversion Scenarios. It was also necessary for the Company to make certain assumptions to derive the effective interest rate used in calculating the Company's credit spread, as well as assumptions relating to share price volatility.  Through March 31, 2019, an amount of $3,815 was recognized as the change in fair value of the Private Placement Rights.

The valuation was undertaken using certain observable and unobservable inputs in multiple Monte Carlo simulations. Significant inputs into the determination of fair value on the date of issuance included the following: (i) the price of the Contact Shares on the TSXV, (ii) the annualized historical volatility of the price of the Contact Shares on the TSXV (range: 85.8% - 92.3%), (iii) risk-free rates, and (iv) probability weightings for the likelihood and potential timing of each of the respective Conversion Scenarios determined by management, as well as expectations relating to the discount to be expected in a Qualified Offering.

The Company based its judgments and assumptions on parameters relevant to the initial closing date for the Private Placement on March 14, 2019. There is significant complexity to the interplay and impact of these various inputs and the quantum resultant from these relationships.  The nature of these judgments and assumptions, and the factors management considered in determining the resultant calculation, are inherently uncertain and subject to change from period to period.

A total of $40,923 in associated share issue costs were recognized in equity, of which $21,750 in finders' fees were net settled on closing of the 2019 Private Placement.  All securities offered pursuant to the 2019 Private Placement are restricted securities under Rule 144 under the Securities Act.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

7.  SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

b)  Issued and outstanding common shares (continued)

On May 22, 2019, pursuant to having closed a prospectus offering of 20,000,000 Contact Shares (the "Prospectus Offering") at an issue price lower than the Placement Price, the 2019 Private Placement "Qualified Offering" criterion was met, and an additional 2,047,398 Contact Shares were issued on conversion of the Private Placement Rights. All securities offered pursuant to the conversion of the Private Placement Rights are restricted securities under Rule 144 under the Securities Act. Upon conversion of the Private Placement Rights and issuance of the additional Contact Shares, $409,480 was recognized to equity, with an adjustment to the statement of loss and comprehensive loss (gain) for the $39,248 change in fair value through to the date of conversion.

c)   Escrowed Contact Shares and other restrictions and obligations

As at March 31, 2020, 3,511,538 (December 31, 2019: 3,511,538) of the Contact Shares were held in escrow and restricted from trading until June 14, 2020, pursuant to the rules of the TSXV.

In addition to having a right to receive regular updates of technical information about Contact Gold, one shareholder was provided a right to maintain its pro rata ownership percentage of Contact Gold during future financings.

d)  Equity remuneration

Pursuant to the "Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan"), the "Contact Gold Restricted Share Unit Plan", and the "Contact Gold Deferred Share Unit Plan", the Company has established equity remuneration plans, that contemplate the award of Options, Restricted Shares, RSUs, and DSUs, all in compliance with the TSXV's policy for granting such awards.

Stock-based compensation expense for the three months ended March 31, 2020, was $109,505 (Three months ended March 31, 2019: $249,789; and March 31, 2018: $285,805).  An additional amount of stock-based compensation expense of $24,025 was recognized in exploration and evaluation expenditures for the three months ended March 31, 2020 (Three months ended March 31, 2019:  $40,180; and March 31, 2018: $33,143) (Note 4).  An expense of $40,000 was charged to wages and salaries relating to the award of DSUs during the three months ended March 31, 2020 (Three months ended March 31, 2019:  $nil; and March 31, 2018: $nil).

Options, RSUs and DSUs were awarded subsequent to period end (Note 12(a)).

  i) Options

Under the Incentive Plan, the maximum number of Contact Shares reserved for issuance may not exceed 10,026,899 Contact Shares together with any other security-based compensation arrangements, and further subject to certain maximums to individual optionees on a yearly basis. The exercise price of each Option shall not be less than the market price of the Contact Shares at the date of grant.  All Options granted have a five-year expiry from the date of grant. Vesting of Options is determined by the Board at the time of grant.

Subject to discretion of the Board and normal course regulatory approvals, Contact Shares are issued from treasury in settlement of Options exercised; otherwise the value of such Contact Shares may be payable in cash.

A summary of the changes in Options is presented below:

	Number of Options	Weighted Average Exercise Price $
Outstanding as at January 1, 2019	8,198,000	0.64
Granted	1,670,000	0.275
Forfeited or cancelled	(3,473,000)	0.96
Outstanding as at December 31, 2019	6,395,000	0.37
Granted	2,125,000	0.19
Outstanding as at March 31, 2020	8,520,000	0.33

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

7.  SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

d)    Equity remuneration (continued)

  i) Options (continued)

The Company has awarded Options to directors, officers and other personnel as follows:

Grant Date	Number of Options	Exercise Price	Vesting
September 11, 2017	150,000	$ 0.75	vesting in thirds over a period of three years
November 24, 2017	200,000	$ 0.58	vesting in thirds over a period of three years
March 27, 2018	3,975,000	$ 0.39	vesting in thirds over a period of three years
April 17, 2018	250,000	$ 0.415	vesting in thirds over a period of three years
May 28, 2018	150,000	$ 0.295	vesting in thirds over a period of three years
April 3, 2019	1,670,000	$ 0.275	vesting in thirds over a period of three years
January 16, 2020	2,125,000	$ 0.19	vesting in thirds over a period of three years

As at March 31, 2020, 3,016,666 Options have vested (December 31, 2019: 1,691,666).

For the purposes of estimating the fair value of Options using Black-Scholes, certain assumptions are made such as expected dividend yield, volatility of the market price of the Company's common shares, risk-free interest rates and expected average life of the Options. Contact Gold bases its expectation of volatility on the volatility of similar publicly-listed companies, as the expected life of the Company's Options exceeds the Company's trading history.

The weighted average fair value of Options granted during the three months ended March 31, 2020, determined using Black-Scholes was $0.19 (weighted average fair value to date: $0.33) per Option.  The remaining average contractual life of Options outstanding is 3.63 years.  For the purposes of estimating the fair value of Options awarded in January 2020, using the Black-Scholes model, certain assumptions are made such as the expected dividend yield (0%), risk-free interest rates (range between 1.57% and 2.14%), and expected average life of the options (5 years). As the expected life of Contact Gold's Options exceeded the length of time over which the Contact Shares have traded, average rates of volatility of 30%-70% were used, reflecting those of a group of similar publicly-listed companies in determining an expectation of volatility of the market price of the Company's shares. A 0% forfeiture rate was applied to the Option expense.

On March 15, 2019, 80,000 Options previously awarded to consultants to the Company were forfeited further to the termination of the respective services agreements.  This resulted in the reversal of an amount of $10,067 which had previously been expensed.

        ii) Deferred Share Units

DSUs granted under the Contact Gold Deferred Share Unit Plan to Directors of the Company, have no expiration date and are redeemable upon termination of service.  Transactions relating to DSUs are summarised below:

Outstanding as at January 1, 2019
Granted	402,263
Exercised	-
Outstanding as at December 31, 2019	402,263

Granted	216,217
Exercised	-
Outstanding as at March 31, 2020	618,480

During the three months ended March 31, 2020, an amount of $40,000 was recognized to the value of contributed surplus relating to the award of these DSUs (Three months ended March 31, 2019: $Nil).

iii) Restricted Share Units

The Company awarded 239,220 RSUs to certain employees and officers of the Company on January 16, 2020.  The RSUs vest in third over a period of three years. The RSUs have an aggregate fair value of $44,254, and each has an expiry date of December 31, 2023.  During the three months ended March 31, 2020, a total of $2,146 was recognized in stock-based compensation, and $1,010 is included in exploration and evaluation.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

7.    SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

d)    Equity remuneration (continued)

iv) Restricted Shares

Restricted Shares granted under the Incentive Plan to an officer of the Company vest in thirds at the end of each year from the date of grant.  The Restricted Shares were deemed to have a fair value of $1.00 per Restricted Share on the date of grant, with reference to the price at which the Company issued the Contact Shares pursuant to the Subscription Receipt financing.

Transactions relating to Restricted Shares are summarised below:

Number of Restricted Shares
Outstanding as at January 1, 2018	100,000
Granted	-
Vested	-
Outstanding as at March 31, 2018	100,000

Outstanding as at January 1, 2019	66,667
Granted	-
Vested	-
Outstanding as at March 31, 2019	66,667

Outstanding as at January 1, 2020	33,334
Granted	-
Vested	-
Outstanding as at March 31, 2020	33,334

The Restricted Shares are issued from treasury with vesting conditions, as determined by the Board, on grant date. The fair value of the Restricted Shares is charged to contributed surplus and is expensed to the consolidated statements of loss and comprehensive loss (gain) over the vesting period.  There has been no impact to cash flows from the Restricted Shares.

e) Gain or loss per share

The calculation of basic and diluted gain or loss per Contact Share for year ended March 31, 2020 was based on the loss attributable to common shareholders of $2,702,007 (Three months ended March 31, 2019: 1,777,295; and 2018: 1,248,596), adjusted for the value of the Contact Preferred Share dividends payable for the three months ended March 31, 2020 of $291,222 (Three months ended March 31, 2019: $237,908; and 2018: $281,158), and a weighted average number of common shares outstanding of 84,471,973 (Three months ended March 31, 2019: 52,453,308; and 2018: 50,446,986), including the Restricted Shares in each respective period.

Diluted gain or loss per share did not include the effect of 8,520,000 Options (December 31, 2019: 6,395,000) as they are anti-dilutive.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

8. RELATED PARTIES

Contact Gold's related parties include (i) its subsidiaries; (ii) Waterton Nevada as a reflection of its approximate 37% ownership interest in the Company at March 31, 2020, its preferred shareholding and the right Waterton Nevada holds to put forward two nominees to the Board; and (iii) Cairn Merchant Partners LP ("Cairn"), an entity in which Andrew Farncomb, a director and officer of the Company.

Waterton Nevada holds a right of first offer, a right of first refusal, and other rights over the Contact Properties then acquired.

During the year ended December 31, 2019, in satisfaction of an obligation under the Securities Exchange Agreement, the Company provided notice to Waterton Nevada of its intent to abandon certain mineral property claims, including those that comprise Dry Hills and Rock Horse; in response, Waterton Nevada notified the Company of its intent to exercise its right to take assignment of the claims for nominal value.

Options have previously been granted, and director fees were paid and payable to Mr. Charlie Davies, one of Waterton Nevada's Board nominees. Mr. Davies is an employee of an affiliate of Waterton Nevada.

Waterton Nevada also purchased 3,603,020 Contact Shares in the 2019 Private Placement.  An additional 750,629 Contact Shares were issued to Waterton Nevada pursuant to the conversion of the Private Placement Rights on May 22, 2019.

An amount of $15,000 (three months ended March 31, 2019: $15,000; and March 31, 2018: $15,000) was invoiced by Cairn for employee service; $75,000 is payable at March 31, 2020 (December 31, 2019: $60,000).  Mr. Farncomb's base salary is paid in part directly, and in part to Cairn in consideration of general management and administrative services rendered through Cairn.

9. SEGMENT INFORMATION

Reportable segments are those operations whose operating results are reviewed by the chief operating decision maker, being the individual at Contact Gold making decisions about resources to be allocated to a particular segment, and assessing performance provided those operations pass certain quantitative thresholds.

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA.  Accordingly, the Company's operations are in one commercial and two geographic segments.  The Contact Properties (Note 4) are held by the Company in Nevada.  The remaining assets, including cash and cash equivalents, prepaids and receivables reside in both of the Company's two geographic locations.

The Company is not exposed to significant operating risks as a consequence of the concentration of its assets in the United States. The Company is in the exploration stage and accordingly, has no reportable segment revenues.

Net loss is distributed by geographic segment per the table below:

	Three months ended March 31, 2020	Three months ended March 31, 2019	Three months ended March 31, 2018
Canada	$2,306,087	$1,161,457	$603,907
United States	395,920	615,838	644,689
	$2,702,007	$1,777,295	$1,248,596

Significant non-cash items, including accretion expense on the Contact Preferred Shares of $622,005 for the three months ended March 31, 2020 (comparative periods of 2019 and 2018: $509,113; $429,183, respectively) is reflected in the net loss attributable to Canada.  The net loss attributable to Canada for the three months ended March 31, 2020 also includes a non-cash gain on the Embedded Derivatives of $106,270 (comparative periods of 2019 and 2018: gain of  $106,223; gain of $564,605, respectively), and a non-cash foreign exchange loss of $1,192,011 (comparative periods of 2019 and 2018: gain of  $220,682; loss of $40,537, respectively).

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

10. SUPPLEMENTAL CASH FLOW INFORMATION

Non-cash financing and investing transactions:	Three months ended March 31, 2020	Three months ended March 31, 2019	Three months ended March 31, 2018
Non-cash financing and investing transactions, issuance of:
Contact Shares pursuant to acquisition of mineral properties	$-	$400,000	$112,500
	$-	$400,000	$112,500

11. MANAGEMENT OF CAPITAL AND FINANCIAL RISKS

The Company currently does not produce any revenue and has relied on existing balances of cash and cash equivalents, and capital financing to fund its operations. The Company's current capital consists of equity funding raised through issuances of common shares, preferred shares and a deficit incurred through operations.

The Company relies upon management to manage capital in order to safeguard the Company's ability to continue as a going concern, to pursue the exploration and development of unproven mineral properties, and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk. The Company manages its capital structure in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold's holdings of cash; and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To facilitate this, management prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.  On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. The Company believes that this approach is reasonable given its relative size and stage.

There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group, nor are there any externally imposed capital requirements.

There were no changes in the Company's approach to capital management during the three months ended March 31, 2020.

Financial Risk Management

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Company's financial instruments consist of cash and cash equivalents, receivables, payables and accrued liabilities, the Cobb Creek obligation, and the Contact Preferred Shares and related Embedded Derivatives.  It is management's opinion that with the exception of the Contact Preferred Shares and the Embedded Derivatives: (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in these Interim Financial Statements.

Contact Preferred Shares and the Embedded Derivatives are both considered to be Level 3 type financial liabilities, with each determined by observable data points, in particular the Company's share price, the rate of CAD/USD foreign and the Company's credit spread, with reference to current interest rates and yield curves.

As the Company is currently in the exploration phase, with exception of the Contact Preferred Shares and Cobb Creek obligation, none of its financial instruments are exposed to commodity price risk; however, the Company's ability to obtain long-term financing and its economic viability may be affected by commodity price volatility.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.

The Company's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period. Although non-current, the Company has exposure to significant obligations relating to the terms and various covenants in and to the Contact Preferred Shares.

The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Accordingly, Contact Gold is dependent on external financing, including the proceeds of future equity issuances or debt financing, to fund its activities.  Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

CONTACT GOLD CORP. Notes to the Condensed Interim Consolidated Financial Statements Three Months ended March 31, 2020 (Expressed in Canadian dollars, unless otherwise noted - unaudited)

11.  MANAGEMENT OF CAPITAL AND FINANCIAL RISKS (continued)

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits.  The balance of receivables due and  (in comparative periods) the Bonding Deposit, are with the Canadian and United States government, respectively. As at March 31, 2021, the balance of cash and cash equivalents held on deposit was $340,059 (December 31, 2019: 844,169).

The Company has not experienced any losses in such amounts and believes the exposure to significant risks on its cash and cash equivalents in bank accounts is relatively limited.

Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company's current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Fair Value Estimation

Except for the values of the Contact Preferred Shares (Note 6), and other non-current liabilities (Note 4(d)), the carrying value of the Company's financial assets and liabilities approximates their estimated fair value due to their short-term nature.

Market Risk - Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company's operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company's exploration property expenditures will be incurred in United States dollars. The fluctuation of the Canadian dollar relation to the USD will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar would result in a $109 increase or decrease respectively, in the Company's cash balance at March 31, 2020. The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.

12. SUBSEQUENT EVENTS

a) Award of DSUs

The Company awarded 324,999 DSUs to all directors on April 15, 2020 with an aggregate fair value of $48,750. DSUs granted under the Contact Gold Deferred Share Unit Plan, have no expiration date and are redeemable upon termination of service.

b) 2020 Private Placement

On May 22, 2020, the Company closed a non-brokered private placement of $1.25 million (the "2020 Private Placement") resulting in the issuance of 12,500,000 Units at a price of $0.10 per Unit.  The 2020 Private Placement was closed in three tranches.  Each Unit consists of one Contact Share and one Contact Share purchase warrant ("Warrant"). Each Warrant entitles the holder to acquire one Contact Share at an exercise price of $0.15 for a period of 2 years (the "Expiry Date").  In the event that at any time between four months and one day following the closing date and the Expiry Date, the Contact Shares trade on the TSXV at a closing price which is equal to or greater than $0.30 for a period of ten consecutive trading days, the Company may accelerate the expiry date of the Warrants by giving notice to the holders thereof and in such case the Warrants will expire on the 30th day after the date such notice is provided.

The securities issued pursuant to the Offering will be subject to a four month and one day statutory hold period in Canada, and are also deemed to be "restricted securities" under Rule 144 of the Securities Act, which generally requires a one-year hold period.